Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
UBS AG Airbag Phoenix Autocallable Optimization Securities linked to the common stock of Applied Materials, Inc. due September 19, 2016	$959,000.00	$111.44
UBS AG Airbag Phoenix Autocallable Optimization Securities linked to the common stock of salesforce.com, inc. due September 19, 2016	$3,035,000.00	$352.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated November 26, 2014)

UBS AG Airbag Phoenix Autocallable Optimization Securities

UBS AG $959,000 linked to the common stock of Applied Materials, Inc. due September 19, 2016

UBS AG $3,035,000 linked to the common stock of salesforce.com, inc. due September 19, 2016

Investment Description

UBS AG Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of a specific company (the “underlying equity”). UBS will pay a monthly contingent coupon if the closing price of the underlying equity on the applicable coupon observation date (including the autocall observation dates and the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. If the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date (quarterly, beginning June 15, 2015), UBS will call the Securities automatically (an “automatic call”). If the Securities are called, UBS will pay you the principal amount of your Securities and no further amounts will be owed to you under the Securities after the call settlement date. If the Securities are not automatically called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the conversion price, UBS will repay your principal amount per Security on the maturity date. If, however, the Securities are not automatically called and the final price of the underlying equity is less than the conversion price, on the maturity date UBS will deliver to you a number of shares of the underlying equity per Security equal to (i) the principal amount per Security divided by (ii) the conversion price of the underlying equity (the “share delivery amount”) for each Security that you own (subject to adjustments for fractional shares and in the case of antidilution and reorganization events), which are expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price. As discussed above, if the closing price or final price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on a call settlement date or the maturity date. Investing in the Securities involves significant risks. You may receive shares at maturity that are expected to be worth less than your principal amount and may be worthless and therefore you may lose some or all of your principal amount. Generally, a higher contingent coupon rate on a Security, is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Security. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon if the closing price of the underlying equity on the applicable coupon observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus any contingent coupon otherwise due if the closing price of the underlying equity on any autocall observation date (quarterly, beginning June 15, 2015) is equal to or greater than the initial price. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will repay your principal amount per Security at maturity. If the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount at maturity for each Security that you own, which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	March 13, 2015
Settlement Date	March 18, 2015
Coupon Observation Dates*	Monthly (see page 3)
Autocall Observation Dates*	Quarterly (see page 3)
Final Valuation Date*	September 13, 2016
Maturity Date*	September 19, 2016

*	Subject to postponement in the event of a market disruption event, as described in the APAOS product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand, or are not comfortable with, the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” in the Airbag Phoenix Autocallable Optimization Securities (“APAOS”) product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to two separate Securities we are offering. Each of the two Securities is linked to the common stock of a different company and each of the two Securities has its own contingent coupon rate, initial price, conversion price, coupon barrier and share delivery amount. The performance of each Security will not depend on the performance of any other Security.

Underlying equity	Stock Ticker	Contingent Coupon Rate	Initial Price	Conversion Price	Coupon Barrier	Share Delivery Amount*	CUSIP	ISIN
Common stock of Applied Materials, Inc.	AMAT	11.25% per annum	$24.24	$19.88, which is 82.00% of the initial price	$16.97, which is 70.00% of the initial price	50.3018 shares per Security	90274P500	US90274P5008
Common stock of salesforce.com, inc.	CRM	10.10% per annum	$64.60	$52.97, which is 82.00% of the initial price	$48.45, which is 75.00% of the initial price	18.8786 shares per Security	90274P518	US90274P5180

*Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of antidilution and reorganization events described in the APAOS product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

The estimated initial value of the Securities as of the trade date is (i) $974.10 for Securities linked to the common stock of Applied Materials, Inc. and (ii) and $977.30 for Securities linked to the common stock of salesforce.com, inc. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the APAOS product supplement relating to the Securities, dated November 26, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the APAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Applied Materials, Inc.	$959,000.00	$1,000.00	$14,385.00	$15.00	$944,615.00	$985.00
Securities linked to the common stock of salesforce.com, inc.	$3,035,000.00	$1,000.00	$45,525.00	$15.00	$2,989,475.00	$985.00

UBS Financial Services Inc. Pricing Supplement dated March 13, 2015	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	APAOS product supplement dated November 26, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514426938/d825523d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Phoenix Autocallable Optimization Securities” or the “Securities” refer to two different Securities that are offered hereby. Also, references to the “APAOS product supplement” mean the UBS product supplement, dated November 26, 2014, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified coupon observation dates (including the final valuation date).

♦

You believe the final price of the underlying equity will be equal to or greater than the conversion price and, if it is less than the conversion price, you can tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦	You understand that if the Securities are physically settled, you will be exposed to any further decline in the price of the underlying equity from the final valuation date to the maturity date.

♦	You are willing to invest in the Securities based on the applicable contingent coupon rate specified on the cover hereof.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent coupons specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦	You are willing to invest in equities in general and the underlying equity in particular.

♦

You are willing to invest in securities that may be called prior to maturity and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be less than the coupon barrier on the specified coupon observation dates (including the final valuation date).

♦	You believe the final price of the underlying equity will be less than the conversion price, which could result in a loss of all of your initial investment.

♦	You are unwilling to invest in the Securities based on the applicable contingent coupon rate specified on the cover hereof.

♦	You cannot tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦	You are unwilling to invest in equities in general and the underlying equity in particular.

♦

You are unable or unwilling to hold securities that may be called prior to maturity, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Security
Term(1)	Approximately 18 months, unless called earlier.
Underlying Equity	The common stock of a specific company, as indicated on the cover hereof.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any coupon observation date, UBS will pay you the contingent coupon applicable to such coupon observation date on the relevant coupon payment date.

If the closing price of the underlying equity is less than the coupon barrier on any coupon observation date, the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon for each Security that would be applicable to each coupon observation date on which the closing price of the underlying equity is equal to or greater than the coupon barrier. The table below reflects the contingent coupon rate of (i) 11.25% per annum for Securities linked to the common stock of Applied Materials, Inc. and (ii) 10.10% per annum for Securities linked to the common stock of salesforce.com, inc. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)
	Applied Materials, Inc.	salesforce.com, inc.
	$9.3750	$8.4167
Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 11.25% per annum for Securities linked to the common stock of Applied Materials, Inc. and (ii) 10.10% per annum for Securities linked to the common stock of salesforce.com, inc.
Share Delivery Amount(2) (per Security)	A number of shares of the underlying equity equal to (i) the principal amount per Security divided by (ii) the specified conversion price of the underlying equity, as specified on the cover hereof, which are expected to be worth less than your principal amount and may be worthless. The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described in the APAOS product supplement under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events”.

Automatic Call

The Securities will be called automatically if the closing price of the underlying equity on any autocall observation date (quarterly, beginning June 15, 2015) is equal to or greater than the initial price.

If the Securities are called, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount. No further amounts will be owed to you under the Securities after the applicable call settlement date. As discussed under “Contingent Coupon”, if the closing price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on the call settlement date.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the conversion price, UBS will pay you a cash payment per Security equal to $1,000 on the maturity date.

If the Securities are not called and the final price is less than the conversion price, on the maturity date UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Security you own on the maturity date, which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

As discussed under “Contingent Coupon”, if the final price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on the maturity date.

Conversion Price	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Coupon Barrier	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date, as determined by the calculation agent, as specified on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Final Valuation Date	The final valuation date will be the final coupon observation date.
Coupon Payment Dates	Two business days following each coupon observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the APAOS product supplement beginning on page PS-33.
(2)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You may receive shares at maturity that are worth less than your principal amount and may be worthless. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Coupon Observation Dates(1) and Coupon Payment Dates(2)

Coupon Observation Dates	Coupon Payment Dates	Coupon Observation Dates	Coupon Payment Dates
April 13, 2015	April 15, 2015	January 13, 2016	January 15, 2016
May 13, 2015	May 15, 2015	February 16, 2016	February 18, 2016
June 15, 2015*	June 17, 2015	March 14, 2016*	March 16, 2016
July 13, 2015	July 15, 2015	April 13, 2016	April 15, 2016
August 13, 2015	August 17, 2015	May 13, 2016	May 17, 2016
September 14, 2015*	September 16, 2015	June 13, 2016*	June 15, 2016
October 13, 2015	October 15, 2015	July 13, 2016	July 15, 2016
November 13, 2015	November 17, 2015	August 15, 2016	August 17, 2016
December 14, 2015*	December 16, 2015	September 13, 2016**	September 19, 2016***

*	This date is also an autocall observation date.
**	This date is also the final valuation date.
***	This date is also the maturity date.

(1)	Subject to the market disruption event provisions set forth in the APAOS product supplement beginning on page PS-33.
(2)

If you sell your Securities in the secondary market on any day on or preceding a coupon observation date or an autocall observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that date. If you sell your Securities in the secondary market on any day following a coupon observation date or an autocall observation date, you will be deemed the record holder on the record date and therefore you will be entitled to any payment attributable to that date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the APAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is equal to or greater than the conversion price and will only make such payment at maturity. If the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount at maturity for each Security that you own and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount. For example, if the conversion price is 80% of the initial price and the final price is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline of the underlying equity from the conversion price. The share delivery amount you receive at maturity is expected to be worth less than your principal amount and may be worthless. Investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Securities to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount. In addition, if the conversion price is higher than the coupon barrier, this means that you could lose some of your initial investment but still receive a contingent coupon at maturity, if not previously called.

♦

Contingent repayment of principal amount only at maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the conversion price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on a coupon observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such coupon observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the coupon observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited, you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, your return on the Securities will vary based on the number of coupon observation dates, if any, on which the requirements of the contingent coupon have been met prior to an automatic call or maturity. Since the Securities could be called early, your return on the Securities could be less than if the Securities remained outstanding until maturity. If the Securities are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that the holders of the underlying equity may have.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than the conversion price. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. Conversely, the Securities will not be subject to an automatic call, if the closing price of the underlying equity is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of principal loss on your Securities. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities,” “Applied Materials, Inc.” and “salesforce.com, inc.” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity will be equal to or greater than the coupon barrier or the initial price, and, if not called, that the final price will be equal to or greater than the conversion price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between the respective underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, coupon barrier, conversion price and/or final price applicable to the underlying equity, and any other term of the Securities. However, the calculation agent is not required to adjust the terms of the Securities for every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Securities and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the APAOS product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Equity” and “— Delisting of ADRs or Termination of ADR Facility” in the APAOS product supplement.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Securities based on the closing price of the underlying equity on any coupon observation date or autocall observation date (including the final valuation date). The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and whether the Securities are subject to an automatic call, or the payment at maturity of the Securities based on observed prices of the underlying equity. The calculation agent may postpone any coupon observation date or autocall observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, conversion price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Securities.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the cover hereof; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 18 months
Initial Price:	$60
Contingent Coupon Rate:*	9% per annum (or 0.75% per month)
Contingent Coupon:	$7.50 per month
Coupon Observation Dates:	Monthly
Autocall Observation Dates	Quarterly
Conversion Price:	$49.20 (which is 82% of the Initial Price)
Coupon Barrier:**	$42.00 (which is 70% of the Initial Price)
Share Delivery Amount:***	20.3252 shares per Security (principal amount per Security/conversion price)
Dividend Yield on the underlying equity: ****	1.00%

*	Contingent coupons are potentially payable in 18 equal installments during the term of the Securities on an unadjusted basis as described in “Final Terms”, unless called earlier.
**	The actual coupon barrier for your Securities may be greater than the amount listed above, in which case the potential for the closing price of the underlying equity to be lower than the coupon barrier will be greater.
***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.
****	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Securities. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Securities will not receive any dividends paid on the underlying equity.

Example 1 — Securities are called following the first Autocall Observation Date, which is the third Coupon Observation Date.

Date	Closing Price	Payment (per Security)

First Coupon Observation Date	$61.00 (at or above Initial Price)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$45.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$65.00 (at or above Initial Price)	$1,007.50 (Settlement Amount)
	Total Payment:	$1,022.50 (a 2.25% total return)

Because the Securities are called following the first autocall observation date (which is approximately three months after the trade date and is the third coupon payment date), UBS will pay you on the call settlement date a total of $1,007.50 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $15.00 received in respect of prior coupon observation dates, UBS will have paid you a total of $1,022.50 per Security for a 2.25% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT called and the Final Price of the Underlying Equity is equal to or greater than the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)

First Coupon Observation Date	$45.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$40.00 (below Coupon Barrier)	$0
Third Coupon Observation Date and First Autocall Observation Date	$38.00 (below Coupon Barrier)	$0
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0
Final Valuation Date	$55.00 (at or above Conversion Price and Coupon Barrier)	$1,007.50 (Payment at Maturity)
	Total Payment:	$1,015.00 (a 1.50% total return)

Because the Securities are not called and the final price of the underlying equity is greater than the conversion price and coupon barrier, UBS will pay you a total of $1,007.50 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $7.50 received in respect of prior coupon observation dates, UBS will have paid you a total of $1,015.00 per Security for a 1.50% total return on the Securities.

Example 3 — Securities are NOT called and the Final Price of the Underlying Equity is less than the Conversion Price, but equal to or greater than the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$46.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$47.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$45.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0
Final Valuation Date	$46.30 (below Conversion Price, at or above Coupon Barrier)	$7.50 (Contingent Coupon) $46.30 × 20.3252 shares (Share Delivery Amount) = $941.04*
	Share Delivery Amount:	$941.04*
	Contingent Coupons:	+$30.00

	Total Payment:	$971.04 (a 2.90% loss)

*	$941.04 represents the cash value of the share delivery amount on the final valuation date. Because the Securities are physically settled, at maturity UBS will deliver to you 20 shares of the underlying equity, along with cash in lieu of any fractional shares.

Because the Securities are not called and the final price of the underlying equity is less than the conversion price but equal to or greater than the coupon barrier, UBS will deliver to you at maturity the share delivery amount, which will consist of 20 shares for each Security you hold and cash in lieu of fractional shares, based on the final price of the underlying equity, which will be worth $941.04 per Security, and the contingent coupon of $7.50 for a payment at maturity of $948.54. When added to the contingent coupons of $22.50 received in respect of the prior coupon observation dates, you will have received shares and cash worth $971.04, a 2.90% loss to you on the Securities. The value of the shares received at maturity, and the total return on the Securities at that time, depends on the closing price of the underlying equity on the maturity date.

Example 4 — Securities are NOT called and the Final Price of the Underlying Equity is less than the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$46.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Second Coupon Observation Date	$48.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$47.00 (at or above Coupon Barrier)	$7.50 (Contingent Coupon)
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0
Final Valuation Date	$24.60 (below Conversion Price and Coupon Barrier)	$24.60 × 20.3252 shares = $500* (Share Delivery Amount)
	Share Delivery Amount:	$500*
	Contingent Coupons:	+$22.50

	Total Payment:	$522.50 (a 47.75% loss)

*	$500 represents the cash value of the share delivery amount on the final valuation date. Because the Securities are physically settled, at maturity UBS will deliver to you 20 shares of the underlying equity, along with cash in lieu of any fractional shares.

Because the Securities are not called and the final price of the underlying equity is less than the conversion price and the coupon barrier, UBS will deliver to you at maturity the share delivery amount, which will consist of 20 shares for each Security you hold and cash in lieu of fractional shares, based on the final price of the underlying equity, which will be worth $500 per Security. When added to the contingent coupons of $22.50 received in respect of the prior observation dates, you will have received shares and cash worth $522.50, a 47.75% loss to you on the Securities. The value of the shares received at maturity, and the total return on the Securities at that time, depends on the closing price of the underlying equity on the maturity date.

Investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Securities to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the final price is less than the conversion price, UBS will deliver to you the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2011, 2012, 2013 and 2014, as applicable. Partial data is provided for the first calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

Each of the underlying equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Applied Materials , Inc.

According to publicly available information, Applied Materials, Inc. (“Applied Materials”) provides manufacturing equipment, services and software to the global semiconductor, flat panel display, solar photovoltaic (PV) and related industries. Applied Materials’ customers include manufacturers of semiconductor wafers and chips, flat panel liquid crystal and other displays, solar PV cells and modules, and other electronic devices. It operates in four segments: Silicon Systems Group, Applied Global Services, Display and Energy and Environmental Solutions. The Silicon Systems Group segment develops, manufactures and sells manufacturing equipment used to fabricate semiconductor chips, also referred to as integrated circuits. The Applied Global Services segment provides products and services to enhance performance of fab operations. The Display segment designs, manufactures and sells equipment to fabricate thin film transistor liquid crystal displays (LCDs) for televisions, personal computers (PCs), tablet PCs, smartphones, and other consumer-oriented electronic applications. The Energy and Environmental Solutions segment includes systems for manufacturing wafer-based crystalline silicon (c-Si) cells and modules. As of June 23, 2014, Applied Materials’ shareholders approved the proposed all-share business combination with Tokyo Electron Limited. The two companies will form a new entity incorporated in the Netherlands and all existing Applied Materials’ shareholders will receive one share of stock in the new company for each share of Applied Materials stock they hold. Former Applied Materials’ shareholders will own approximately 68% of the newly formed company. Information filed by Applied Materials with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06920, or its CIK Code: 0000006951. Applied Materials’ website is http://www.appliedmaterials.com. Applied Materials’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMAT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Applied Materials’ common stock, based on the daily closing prices on the primary exchange for Applied Materials. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Applied Materials’ common stock on March 13, 2015 was $24.24. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011		3/31/2011		$16.85	$13.76	$15.62
4/1/2011		6/30/2011		$15.92	$12.40	$13.01
7/1/2011		9/30/2011		$13.44	$10.35	$10.35
10/3/2011		12/30/2011		$12.73	$9.85	$10.71
1/3/2012		3/30/2012		$13.21	$10.70	$12.44
4/2/2012		6/29/2012		$12.50	$10.00	$11.46
7/2/2012		9/28/2012		$12.05	$10.37	$11.17
10/1/2012		12/31/2012		$11.50	$10.15	$11.44
1/2/2013		3/28/2013		$13.89	$11.50	$13.48
4/1/2013		6/28/2013		$15.97	$12.92	$14.91
7/1/2013		9/30/2013		$17.83	$14.82	$17.54
10/1/2013		12/31/2013		$18.10	$16.50	$17.69
1/2/2014		3/31/2014		$20.42	$16.72	$20.42
4/1/2014		6/30/2014		$22.90	$18.62	$22.55
7/1/2014		9/30/2014		$23.27	$20.69	$21.61
10/1/2014		12/31/2014		$25.40	$18.92	$24.92
1/2/2015	*	3/13/2015	*	$25.63	$22.84	$24.24

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period of January 2, 2015 through March 13, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of Applied Materials’ common stock from January 2, 2004 through March 13, 2015, based on information from Bloomberg. The dotted lines represent the coupon barrier and the conversion price of $16.97 and $19.88, which are equal to 70.00% and 82.00% of the closing price on March 13, 2015, respectively. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

salesforce.com, inc.

According to publicly available information, salesforce.com, inc. (“Salesforce”) is a provider of enterprise cloud computing services. Salesforce provides customer and collaboration relationship management (“CRM”), applications through the Internet or cloud to businesses and industries worldwide. Salesforce also provides a technology platform for customers and developers to build and run business applications. Salesforce offers its services to businesses on a subscription basis, primarily through direct sales efforts and indirectly through partners. Salesforce offers consulting, deployment, training, implementation, integration and campaign services to customers to facilitate the adoption of its social and mobile cloud solutions. It maintains four core services: Sales Cloud, Service Cloud, Marketing Cloud and the Salesforce1 Platform. Information filed by Salesforce with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32224, or its CIK Code: 0001108524. Salesforce’s website is http://www.salesforce.com. Salesforce’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Salesforce’s common stock, based on the daily closing prices on the primary exchange for Salesforce. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Salesforce’s common stock on March 13, 2015 was $64.60. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011		3/31/2011		$36.62	$30.00	$33.40
4/1/2011		6/30/2011		$38.39	$32.24	$37.25
7/1/2011		9/30/2011		$39.83	$27.72	$28.57
10/3/2011		12/30/2011		$34.79	$24.51	$25.37
1/3/2012		3/30/2012		$39.34	$24.37	$38.63
4/2/2012		6/29/2012		$39.89	$31.83	$34.57
7/2/2012		9/28/2012		$39.86	$30.34	$38.17
10/1/2012		12/31/2012		$42.73	$34.92	$42.03
1/2/2013		3/28/2013		$46.59	$40.84	$44.71
4/1/2013		6/28/2013		$47.01	$36.75	$38.18
7/1/2013		9/30/2013		$53.38	$37.80	$51.91
10/1/2013		12/31/2013		$57.31	$49.91	$55.19
1/2/2014		3/31/2014		$66.22	$54.23	$57.09
4/1/2014		6/30/2014		$58.80	$49.13	$58.08
7/1/2014		9/30/2014		$61.21	$52.64	$57.53
10/1/2014		12/31/2014		$64.45	$52.72	$59.31
1/2/2015	*	3/13/2015	*	$70.24	$55.11	$64.60

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period of January 2, 2015 through March 13, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of Salesforce’s common stock from January 3, 2005 through March 10, 2015, based on information from Bloomberg. The dotted lines represent the coupon barrier and the conversion price of $48.45 and $52.97, which are equal to 75.00% and 82.00% of the closing price on March 13, 2015, respectively. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the APAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Although the tax treatment of the contingent coupons is unclear, pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, in the case of cash settlement, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

If you receive shares on the underlying equity, you should be deemed to have applied the purchase price of your Securities toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, assuming contingent coupons are properly treated as ordinary income, consistent with the position described above, your basis in the underlying equity received should equal the price you paid to acquire your Securities, and that basis will be allocated proportionately among the shares. Your holding period for the shares of the underlying equity will begin on the day after receipt. With respect to any cash received in lieu of a fractional share the underlying equity, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Securities. You may suffer adverse U.S. federal income (and other) tax consequences if you hold the underlying equity. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the APAOS product supplement or as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent the issuer of the underlying equity were treated as a “pass-thru entity”), as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the APAOS product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Additionally, it is possible that the IRS could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the maturity or automatic call of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the maturity or automatic call of your Securities, and such holding period may be treated as less than one year even if you receive shares upon the maturity or automatic call of your Securities at a time that is more than one year after the beginning of your holding period.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, we currently do not intend to withhold any tax on any contingent coupons made to a Non-U.S. Holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Gain from the sale or exchange of a security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States. Non-U.S. holders should consult with their tax advisors regarding applications of U.S. federal income tax laws in regards to the ownership of the Securities (particularly, the U.S. federal income tax treatment of any contingent coupon received or accrued).

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Securities. In respect of an underlying equity that constitutes equity in a U.S. corporation, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying equity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

Additionally, we will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of the underlying equity or a Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of certain of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. Holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the Non-U.S. Holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may not be interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities and any underlying equity received in respect of the Securities arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.